Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 14, 2013, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc., and the effectiveness of internal control over financial reporting of Palomar Medical Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission and incorporated by reference in the joint proxy statement/prospectus of Palomar Medical Technologies, Inc. and Cynosure, Inc. that is made part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-187895) of Cynosure Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 21, 2013